Exhibit 10.2

FIRST AMENDED AND RESTATED

SUB-ADVISORY AGREEMENT

This First Amended and Restated Sub-Advisory Agreement (this “Amended Agreement”), dated as of [                    , 20    ], is between Inland InPoint Advisor, LLC, a Delaware limited liability company (the “Advisor”), and SPCRE InPoint Advisors, LLC, a Delaware limited liability company (the “Sub-Advisor”). This Amended Agreement amends and restates in its entirety the Sub-Advisory Agreement dated October 25, 2016, between the Advisor and the Sub-Advisor (the “Existing Sub-Advisory Agreement”), and shall become effective as of the date the Company’s Registration Statement on Form S-11 (Registration No. 333-[ ]) is initially declared effective (the “Effective Date”) by the SEC.

WITNESSETH:

WHEREAS, InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Company”), has appointed the Advisor as its advisor pursuant to that certain Advisory Agreement among the Company, InPoint REIT Operating Partnership, LP (the “Operating Partnership”) and the Advisor, dated as of October 25, 2016 (the “Existing Advisory Agreement”), which Existing Advisory Agreement was amended and restated in its entirety pursuant to that certain First Amended and Restated Advisory Agreement among the Company, Operating Partnership and the Advisor, dated as of the date of this Agreement (as the same may be further amended, restated or otherwise modified from time to time in accordance with its terms, the “Amended Advisory Agreement”);

WHEREAS, the Advisor and the Sub-Advisor previously entered into the Existing Sub-Advisory Agreement, pursuant to which the Sub-Advisor agreed to undertake the duties and responsibilities set forth in the Existing Sub-Advisory Agreement, on behalf of the Advisor, and subject to the supervision of, the Advisor and the Board of Directors;

WHEREAS, the Advisor and Sub-Advisor desire to amend and restate the Existing Sub-Advisory Agreement in its entirety pursuant to this Amended Agreement;

WHEREAS, the Advisor desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Sub-Advisor and to have the Sub-Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of the Advisor, and subject to the supervision of, the Advisor and the Board of Directors, all as provided herein; and

WHEREAS, the Sub-Advisor is willing to undertake such duties and responsibilities on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

Article 1

Definitions

Capitalized terms that are defined in the Amended Advisory Agreement but not otherwise defined in this Amended Agreement have the respective meanings ascribed to such terms in the Amended Advisory Agreement, a copy of which is attached hereto as Appendix A.

The following defined terms used in this Amended Agreement shall have the meanings specified below:

“Advisor Cause Event” means the occurrence of one or more of the following: (i) fraud, criminal conduct or willful misconduct by the Advisor in connection with the performance of its obligations under the Amended Advisory Agreement; (ii) the Advisor breaches any material provision of the Amended Advisory Agreement and, after notice of such breach, does not cure such breach within thirty (30) days; (iii) the Advisor is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order is made by a court of competent jurisdiction for the appointment of a receiver, liquidator, custodian or trustee of the Advisor, for all or a substantial part of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order remains in force or unstayed for a period of thirty (30) days; (iv) the Advisor institutes proceedings for voluntary bankruptcy or files a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or consents to the appointment of a receiver, liquidator, custodian or trustee for itself or for all or a substantial part of its property, or makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts, generally, as they become due; (v) grounds exist for the Sub-Advisor to terminate this Amended Agreement for Sub-Advisor’s Good Reason; or (vi) the following events have occurred: (A) the Advisor or any Affiliate is the subject of an indictment, or a governmental or regulatory agency commences an investigation or makes a finding that the Advisor or such Affiliate has engaged in fraud, willful misconduct or other illegal act and (B) within 60 days following such indictment, investigation or finding, three or more soliciting dealers cancel or suspend for more than 90 consecutive days their selling agreements with the Dealer Manager related to the Company representing in the aggregate the lesser of (I) 7,500 financial advisors or (II) 25% of the aggregate number of financial advisors selling the Company’s shares. For purposes of subsection (vi)(B) above, Affiliated soliciting dealers shall be counted collectively as one soliciting dealer.

“Cause” means (i) fraud, criminal conduct or willful misconduct by the Sub-Advisor in connection with the performance of its obligations under this Amended Agreement, or (ii) if any of the following events occur: (A) the Sub-Advisor breaches any material provision of this Amended Agreement and, after notice of such breach, does not cure such breach within thirty (30) days; (B) the Sub-Advisor is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order is made by a court of competent jurisdiction for the appointment of a receiver, liquidator, custodian or trustee of the Sub-Advisor, for all or a substantial part of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Sub-Advisor for reorganization, and such adjudication or order remains in force or unstayed for a period of thirty (30) days; (C) the Sub-Advisor institutes proceedings for voluntary bankruptcy or files a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or consents to the appointment of a receiver, liquidator, custodian or trustee for itself or for all or a substantial part of its property, or makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts, generally, as they become due; or (D) in the sole determination of the Board of Directors, including a majority of the Independent Directors, the Sub-Advisor’s portfolio management is unsatisfactory.

“Channels” has the meaning set forth in Section 3.4(C).

“Investor Proceeds” means the Gross Offering Proceeds less Selling Commissions and up-front Dealer Manager Fees, less any amounts invested in Equity Stock by the Advisor, the Sub-Advisor or any of their respective Affiliates and less any proceeds raised from the sale of Shares outside of the Channels.

“Inland Names” has the meaning set forth in Section 9.1.

“Major Decisions” has the meaning set forth in Section 3.5(A).

“Most Recently Completed Calendar Quarter” has the meaning set forth in Section 3.3(E).

“Party” or “Parties” refer to the Advisor or the Sub-Advisor or both, as the case may be.

“Pipeline Report” has the meaning set forth in Section 3.1(A).

“Primary Target Investment” means (i) first mortgage loans, subordinated mortgage and mezzanine loans, and participations in such loans, (ii) commercial real estate securities, such as CMBS and senior unsecured debt of publicly-traded REITs, and (iii) other than with respect to Section 8.5, single-tenant, triple net leased properties.

“Quarterly Co-Investment Transaction Report” has the meaning set forth in Section 8.4.

“Receiving Party” has the meaning set forth in Section 10.5.

“Reimbursable Expenses” has the meaning set forth in Section 3.3(E).

“Selected Funds” means REITs, business development companies, funds registered under the Investment Company Act and publicly-offered direct participation programs as defined by FINRA Rule 2310.

“Sound Point Names” has the meaning set forth in Section 9.2.

“Sub-Advisor Nominee” means (i) any person designated as a nominee to the Board of Directors by the Sub-Advisor in accordance with Section 7.1(A), and (ii) any person designated to fill a vacancy on the Board of Directors pursuant to Section 7.1(D).

“Sub-Advisor’s Good Reason” has the meaning set forth in Section 12.2(C).

“Termination Date” has the meaning set forth in Section 12.2.

Article 2

Appointment

The Advisor, pursuant to its authority under the Amended Advisory Agreement to delegate its rights and powers to manage and control the business and affairs of the Company to any third-party supervised by the Advisor, including the Sub-Advisor, hereby appoints the Sub-Advisor to serve as the sub-advisor for the Company pursuant to the terms hereof, and the Sub-Advisor hereby accepts such appointment. Pursuant to Section 2 of the Amended Advisory Agreement, the Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its subsidiaries and their respective assets, including without limitation all investment activities of the Company and its subsidiaries. The Advisor delegates, and the Sub-Advisor agrees to perform, the duties set forth in Article 3 hereof, subject to the terms and conditions of this Amended Agreement and the limitations set forth in the Amended Advisory Agreement, and consistent with the provisions of the Charter and Bylaws and the continuing and exclusive authority of the Board of Directors over the supervision of the Company and its subsidiaries.

Article 3

Duties of the Sub-Advisor

Consistent with Article 2 hereof, the Sub-Advisor undertakes to use commercially reasonable efforts to, either directly or indirectly by engaging an Affiliate or, if consented to in writing in advance by the Advisor, a third party, perform the duties set forth in this Article 3; provided, however, that advance written consent shall not be required if a third party is engaged by the Sub-Advisor to perform activities reasonably necessary to facilitate an Investment, which shall include but not be limited to appraisers, surveyors and environmental consultants; provided further that the fees and expenses of any such third party shall only be reimbursable by the Company to the extent that, at the time of engagement of any such third party, it is acting in connection with an Investment on behalf of the Company and, if any such third party is simultaneously acting for any other Person in addition to the Company, only to the extent of the services provided to the Sub-Advisor for purposes of such Investment.

3.1 Investment Origination, Selection, Monitoring and Disposition Services. The Sub-Advisor shall, subject to the oversight of the Advisor, manage the origination, selection and monitoring process for Investments and shall perform the following services:

(A) Subject to the investment objectives and policies of the Company, the express terms of this Amended Agreement and any directions of the Board of Directors, including the Investment Guidelines: (i) locate, analyze and select potential Investments; (ii) prepare a pipeline report summarizing potential investment opportunities (the “Pipeline Report”) and provide the Pipeline Report to the Advisor on or about the same date as the Pipeline Report is provided internally by the Sub-Advisor to its investment committee, but in any event no less frequently than monthly (it being understood and agreed that the Advisor shall not make the Pipeline Report or its contents available to any employee of the Advisor or its Affiliates who is responsible for sourcing or recommending Primary Target Investments for any Person other than the Company; provided that the foregoing shall not prevent officers of the Advisor (other than those primarily responsible for sourcing investments) from reviewing the Pipeline Report); (iii) structure and negotiate the terms and conditions of transactions pursuant to which Investments will be originated or acquired or pursuant to which Investments will be sold; and (iv) originate, acquire or sell Investments on behalf of the Company;

(B) Conduct due diligence on potential Investments and prepare reports regarding prospective Investments, which include, for potential Investments that require the approval of the Board of Directors, recommendations and supporting documentation necessary for the Board of Directors to evaluate the prospective investments;

(C) Manage the origination, closing and underwriting processes for Real Estate Loans and other Investments, as applicable;

(D) Identify and evaluate potential financing and refinancing sources for the Investments, engaging a third-party broker if necessary, and negotiate terms and arrange and supervise the execution of financing agreements;

(E) Provide credit analysis services for Investments;

(F) Contract for, monitor and oversee the servicing of and compliance with the terms of Real Estate Loans, other Investments, debt facilities and other borrowings;

(G) Assist the Advisor and the Company with compliance with the various REIT qualification tests in the REIT Provisions of the Code; provided, that prior to making any Investment or disposition of any Investment pursuant to its discretionary authority that is not pre-approved by the Advisor, the Sub-Advisor shall confirm that each such Investment or disposition of any Investment, when made, will be in compliance with, and will not cause the REIT to fail to comply with, the various REIT qualification tests in the REIT Provisions of the Code;

(H) Advise the Advisor and the Company regarding the maintenance of the Company’s exception from the Investment Company Act and monitor compliance with the requirements for maintaining an exception from such act;

(I) Oversee material leases and service contracts related to Investments; and

(J) (i) Except as provided in Section 3.1(I)(ii), the Advisor shall have the right to pre-approve each Investment and each sale of any Investment (including any increase or decrease in a position size or any modification in the terms of any Investment). For each proposed Investment and each sale of any Investment (including any proposed increase or decrease in a position size or any proposed modification), the Sub-Advisor shall provide the Advisor with (x) a reasonably detailed explanation of the investment thesis or rationale for such Investment or sale, including any memoranda or other documents prepared for and provided to the investment committee of the Sub-Advisor and any other relevant supporting documentation or materials reasonably sufficient to allow the Advisor to review and analyze the proposed Investment or sale and (y) reasonable access to the officers and employees of the Sub-Advisor involved in sourcing, selecting, reviewing or approving such Investment or sale as the Advisor may reasonably request to answer reasonable questions regarding such Investment or sale. The Advisor agrees to promptly consider each such Investment or sale presented to the Advisor for pre-approval as set forth above and inform the Sub-Advisor of its decision.

(ii) Subject to Section 3.1(G), for potential Investments or any sales of Investments (including any proposed increase or decrease in a position size or any modification in the terms of any Investment) that are within the parameters and below the dollar thresholds set forth in the Investment Guidelines for which the Sub-Advisor has discretionary authority to act, the Sub-Advisor shall have the right to select and make each such Investment or sell each such Investment, as the case may be, without the Advisor’s pre-approval; provided, however, that for each such Investment and each sale of such Investment (including any increase or decrease in a position size or any modification in the terms of any Investment), as the case may be, either before or promptly after making such Investment or sale, as the case may be, the Sub-Advisor shall provide the Advisor with (x) written notice of such Investment or sale, (y) a reasonably detailed explanation of the investment thesis or rationale for such Investment or sale, including any memoranda or other documents prepared for and provided to the investment committee of the Sub-Advisor and any other relevant supporting documentation or materials reasonably sufficient to allow the Advisor to review and analyze the Investment or sale and (z) reasonable access to the officers and employees of the Sub-Advisor involved in sourcing, selecting, reviewing or approving such Investment or sale as the Advisor may reasonably request to answer reasonable questions regarding such Investment or sale.

3.2 Portfolio Management Services. The Sub-Advisor shall perform the following portfolio management services:

(A) Serve as the Company’s investment and financial advisor, conduct investment research, monitor applicable markets and obtain reports where appropriate concerning the value and condition of Investments;

(B) Provide management services in respect of Investments and perform and supervise the various management and operational functions related to the Investments;

(C) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an individual and overall portfolio basis;

(D) Provide Investment portfolio management functions;

(E) Provide the Company with, or assist the Company in arranging for, all necessary cash management services, including credit facility management;

(F) Oversee the performance of the Real Estate Manager in connection with real estate management services and other activities relating to the Company’s Real Property; provided that the Real Estate Manager for any triple net leased properties shall be an Affiliate of the Advisor unless the Sub-Advisor determines in its commercially reasonable judgment that the Company would benefit from a Real Estate Manager other than an Affiliate of the Advisor; and

(G) Provide liquidity management services for the Company’s share repurchase program as may be requested by the Advisor.

3.3 Joint Duties of Advisor and Sub-Advisor. Subject to the oversight of the Board of Directors, the Advisor and the Sub-Advisor agree to jointly perform, or cause to be performed, the following services for the Company:

(A) Investments and Credit Facility: (i) establishment of asset allocation guidelines; (ii) sourcing and negotiating terms for a revolving credit facility; and (iii) ongoing monitoring of Investments;

(B) Board of Directors Meetings: The Parties shall jointly participate in the preparation of Board of Directors meeting materials and their representatives shall participate in meetings of the Board of Directors upon the request of the Board of Directors, including participating in quarterly meetings of the Board of Directors and preparing written reports and making presentations regarding the Company’s Investment portfolio to the Board of Directors and, in the case of the Sub-Advisor, preparing and presenting to the Board of Directors the Quarterly Co-Investment Transaction Report;

(C) Valuation: The Advisor, with the assistance of the Sub-Advisor, will be primarily responsible for managing the process related to valuing the Investments in accordance with the requirements of the Valuation Guidelines including engaging one or more third-party valuation services to independently validate the inputs and assumptions used in the valuation of the Company’s Investments and to evaluate the reasonableness of the monthly NAV calculation, and the Sub-Advisor shall be responsible for providing the Advisor with pricing for fair valued Investments; and

(D) Sales and Liquidity Events: Assist the Board of Directors in evaluating Sales and Liquidity Events, including without limitation: (i) performing due diligence in connection with investigating potential Sales or Liquidity Events; (ii) selecting and conducting relations with experts, investment banking firms and potential acquirers of Real Property and Real Estate-Related Assets, among others; (iii) preparing investment and other strategic models regarding Sales and Liquidity Events for evaluation by the Board of Directors; and (iv) preparing written reports and making presentations regarding potential Sales and Liquidity Events to the Board of Directors.

(E) Expense Budgeting: Each Party shall provide to the other, not later than 60 days following each calendar quarter (the “Most Recently Completed Quarter”), (i) a budget itemized by mutually agreed expense categories for the four calendar quarters immediately commencing after the Most Recently Completed Quarter projecting the third-party expenses (including for the avoidance of doubt all projected Organization and Offering

Expenses) that such party anticipates to expend on behalf of, and to be reimbursed by, the Company (the “Reimbursable Expenses”) and (ii) a reconciliation of the actual Reimbursable Expenses for the Most Recently Completed Quarter to the most recently budgeted Reimbursable Expenses for the Most Recently Completed Quarter. The forward quarterly budgets exchanged between the Parties under this Section 3.3(E) shall be mutually agreed upon by the Parties with due consideration given to their shared objective of achieving overall cost-savings and with a view to enhancing and maximizing distribution coverage.

3.4 Sub-Advisor’s Support Services. The Sub-Advisor shall provide advice and support to the Advisor, as necessary and requested, in connection with the Advisor’s performance of its responsibilities set forth below, which shall remain the responsibility of the Advisor.

(A) Offering Process: (i) securities registration process, including liaising with counsel on compliance policies and procedures and codes of ethics; (ii) retention and selection of auditor, any fund administrator, custodian, any valuation advisor and transfer agent; (iii) preparation of and completing offering documents including updates thereto and such other amendments and supplements as the Advisor shall determine to be necessary or desirable; and (iv) preparation of marketing materials and content development.

(B) Periodic Reporting, Repurchase Offers and Proxy Statements: (i) periodic and current reporting under the Exchange Act, including Forms 10-K, 10-Q and 8-K; (ii) preparation of periodic financial statements, periodic stockholder reports and annual and special meeting proxy statements, including Schedules 14A and 14C, as applicable; (iii) filings, reports and press releases associated with Company repurchase offers of any share class as may be approved by the Board of Directors; and (iv) such other notices, filings and submissions pursuant to the Securities Act, the Exchange Act and the Commodity Exchange Act of 1936 as may be required from time to time.

(C) Sales Support: (i) oversight of and assistance with, the wholesaling sale activities of the Dealer Manager, including building of a “selling group,” to effectuate the distribution of the Shares in the Private Placement and any Public Offering through the independent broker-dealer, registered investment advisor, and “wire house” channels (collectively, the “Channels”); (ii) third party reporting and due diligence; (iii) participation at industry conferences; (iv) sales compliance; and (v) processing of subscriptions for the Shares.

(D) Administration: (i) financial reporting; (ii) stockholder communications and services; and (iii) financial advisor communications and services.

3.5 Major Decisions.

(A) Subject to Section 3.5(C), all major decisions of the Advisor pursuant to the Amended Advisory Agreement as set forth below in clauses (A)(1) through (A)(2) (“Major Decisions”) shall be subject to joint approval by the Advisor and the Sub-Advisor. For the avoidance of doubt, Major Decisions specifically exclude any decisions regarding the day-to-day operations of the Company delegated to the Sub-Advisor pursuant to this Amended Agreement. Major Decisions shall consist of:

(1)	Recommendations to the Board of Directors with respect to the following:

(a)	retention of investment banks for the Company;

(b)	extending, initiating or terminating the Private Placement, the Initial Public Offering or any subsequent Public Offering; and

(c)	merging or otherwise engaging in any Change of Control or Liquidity Event; and

(2)	Decisions related to:

(a)	marketing methods for the Company’s sale of Shares;

(b)	the deferral of all or any portion of the Advisory Fee; and

(c)	issuing press releases involving the foregoing Major Decisions.

(B) Notwithstanding anything in this Amended Agreement to the contrary, if the Parties do not agree to any action constituting a Major Decision and that has been proposed by either Party, the Parties shall meet (in person or by phone) to discuss the issue in dispute in good faith over the five-Business Day period beginning with the delivery of notice of the proposed action to the other Party. If, after the expiration of the above-referenced five-Business Day period, the Parties still do not agree as to the proposed course of action regarding such Major Decision, representatives of both the Advisor and the Sub-Advisor will be obligated to present each of their respective proposed courses of action regarding such Major Decision to the Board of Directors for consideration within an additional five -Business Day period and the Board of Directors, including a majority of the Independent Directors, shall thereafter decide the course of action to be taken regarding such Major Decision.

(C) Notwithstanding the provisions of this Section 3.5 or any other provision in this Amended Agreement to the contrary, in all events, including Major Decisions, the Company will be managed under the direction of the Board of Directors.

Article 4

Authority and Certain Activities of Sub-Advisor

The Sub-Advisor shall have the authority set forth in Section 3 of the Amended Advisory Agreement to the extent such authority is delegated to the Sub-Advisor hereunder, shall abide by the limitations of Section 5 of the Amended Advisory Agreement, and shall have the authority to establish and maintain bank accounts as set forth in Section 6 of the Amended Advisory Agreement, all of which (i.e., Sections 3, 5 and 6 of the Amended Advisory Agreement) are incorporated herein by reference as if fully set forth herein.

Article 4-A

Sub-Advisor Compensation (Prior to the NAV Pricing Date)

Prior to the NAV Pricing Date, the Sub-Advisor shall be entitled to the compensation described in Appendix C in connection with the services performed under this Amended Agreement. The Sub-Advisor may assign any of its rights to receive such compensation or other payments under this Amended Agreement to an Affiliate, and the Advisor agrees to direct the Company to pay such amounts directly to the assignee of any such assignment.

Article 5

Sub-Advisor Compensation (After the NAV Pricing Date)

From and after the NAV Pricing Date, the Sub-Advisor shall be entitled to the compensation described in Appendix C in connection with the services performed under this Amended Agreement. The Sub-Advisor may assign any of its rights to receive such compensation or other payments under this Amended Agreement to an Affiliate, and the Advisor agrees to direct the Company to pay such amounts directly to the assignee of any such assignment.

Article 6

Expense Reimbursements

6.1 Issuer Costs. The Advisor and the Sub-Advisor shall each be responsible for their respective fees and expenses in connection with the preparation of this Amended Agreement, which shall be subject to reimbursement as Issuer Costs pursuant to Section 9 of the Amended Advisory Agreement. With respect to Issuer Costs incurred by the Parties prior to the date of effectiveness of the Prospectus for the Initial Public Offering which are reimbursable pursuant to Section 9 of the Amended Advisory Agreement, until such date as the Company is able to pay all of such Issuer Costs directly, the Advisor and the Sub-Advisor will pay such costs on behalf of the Company proportionately at the rates set forth on Appendix C; and each Party agrees to make a payment to the other Party following the calculation of all unreimbursed Issuer Costs for a month in order to maintain such expense allocation. Any Issuer Costs not reimbursed because the Company is unable to pay all Issuer Costs will be deferred and paid by the Company in future periods. In order to maintain the allocation described above, the Parties agree that payments by the Company for Issuer Costs shall be paid as set forth on Appendix C. To the extent the Advisor or the Sub-Advisor, as applicable, receives reimbursement from the Company in excess of the Advisor’s or the Sub-Advisor’s allocated share, as applicable, under this Section 6.1, the Advisor or the Sub-Advisor, as applicable, shall promptly pay to the other Party its proportionate share of such reimbursement (taking into account payments already received). Neither of the Parties shall be entitled to receive any reimbursement unless both Parties receive reimbursement from the Company in accordance with the allocated share described above. From and after the termination of the Private Placement, the Advisor and Sub-Advisor shall have no obligation to pay or advance any Issuer Costs on behalf of the Company and any such Issuer Costs incurred thereafter shall be paid directly by the Company; provided, however, the Parties shall remain liable for reimbursement or payment of their proportionate share of any such Issuer Costs solely to the extent such Issuer Costs exceed any applicable cap or limitation on the amount thereof.

6.2 Expenses Other than Issuer Costs. When the Advisor is entitled to reimbursement of expenses other than Issuer Costs pursuant to Sections 9 and 11 of the Amended Advisory Agreement, it shall reimburse the Sub-Advisor, or direct the Company to pay the Sub-Advisor directly for expenses other than Issuer Costs incurred by the Sub-Advisor.

6.3 Fee Waivers. Any waiver of any fees shall be effected only upon the mutual agreement of the Parties. All fee waivers and expense payments by the Parties shall be subject to a reimbursement obligation of the Company that meets regulatory requirements and conforms to the limitations of the Charter.

6.4 Periodic Review of Expenses. The Parties shall review together all expenses of the Company on a monthly basis for purposes of maintaining expense controls and shall reasonably agree on expenses in excess of budgeted amounts and any expenses to be incurred in excess of $20,000, individually or in the aggregate.

6.5 Documenting Expenses. The Sub-Advisor shall prepare and deliver to the Advisor a statement documenting the expenses paid or incurred by the Sub-Advisor and its Affiliates for the Company or its subsidiaries, including the Operating Partnership, on a monthly basis. The Advisor shall prepare and deliver to the Sub-Advisor a statement documenting the fees billed for work done on behalf of the Company or its subsidiaries by Affiliates of the Advisor with respect to legal and marketing services, on a monthly basis. Prior to incurring fees on account of such marketing services rendered by its Affiliates, Advisor shall consult with the Sub-Advisor as to the specific nature and scope of the marketing services to be performed. The Parties shall work in good faith to resolve any disagreements related to the billing of legal and marketing matters.

Article 7

Voting Agreements

7.1 Company Directors.

(A) Pursuant to Section 3(e) of the Amended Advisory Agreement and subject to the Charter and Bylaws, the Board of Directors will at all times be comprised of no fewer than five (5) members. The Advisor and the Sub-Advisor shall each have the right to designate for nomination, subject to the approval of such nomination by the Board of Directors, one (1) director to the slate to be voted on by the stockholders; provided however, that in the event the number of directors constituting the Board of Directors is increased by a vote of the Board of Directors pursuant to the Charter and Bylaws, such number of director nominees which each of the Advisor and the Sub-Advisor is entitled to designate shall be increased as necessary by a number that will result in such nominees representing not less than 20% of the total number of directors.

The Advisor and the Sub-Advisor shall have the right to consult with each other and jointly designate for nomination, subject to approval of such nomination by the Board of Directors, three (3) individuals to serve as Independent Directors; provided, however, that in the event the number of directors constituting the Board of Directors is increased by a vote of the Board of Directors pursuant to the Charter and Bylaws, such number of Independent Director nominees which the Advisor and the Sub-Advisor are entitled to designate shall be increased as necessary by a number that will result in such nominees representing not less than the minimum number of Independent Directors required under applicable law and pursuant to the Charter and Bylaws.

The Advisor agrees, with respect to any Shares now or hereinafter owned by it, to vote such Shares in favor of the Sub-Advisor’s nominees for the Board of Directors. As of the date hereof, the Sub-Advisor’s nominee is Donald MacKinnon. The Sub-Advisor agrees, with respect to any Shares now or hereinafter owned by it, to vote such Shares in favor of the Advisor’s nominees for the Board of Directors. As of the date hereof, the Advisor’s nominee is Mitchell Sabshon.

(B) To facilitate the nomination rights set forth above, the Advisor will use commercially reasonable efforts to notify the Sub-Advisor in writing a reasonable period of time in advance of any action to be taken by the Company or the Board of Directors for the purpose of nominating, electing or designating directors, which notice, in the case of a proxy statement, information statement or registration statement in which nominees for director would be named, shall be delivered by the Advisor to the Sub-Advisor no later than 15 days prior to the anticipated mailing or filing date, as applicable. Such notice shall set forth in reasonable detail the nature of the action to be taken by the Company or the Board of Directors, and the anticipated date thereof. Upon receipt of such notice, the Sub-Advisor will consult with the Advisor to designate any Sub-Advisor Nominees as soon as reasonably practicable thereafter; provided, however, that if the Sub-Advisor shall have failed to designate Sub-Advisor Nominees in a timely manner, the Sub-Advisor shall be deemed to have designated any incumbent Sub-Advisor Nominees in a timely manner unless there are no remaining incumbent Sub-Advisor Nominees or the incumbent Sub-Advisor Nominee declines to serve, in which case the Advisor or the Board of Directors may designate for nomination another Person.

(C) The Sub-Advisor will provide the Company or the Advisor with such information about each Sub-Advisor Nominee as is reasonably requested by the Company or the Advisor in order to comply with applicable disclosure rules, including without limitation, any information that a stockholder of the Company must provide to the Company in order to nominate a director under the Bylaws.

(D) If a vacancy on the Board of Directors arises as a result of the death, disability or retirement, resignation or removal of a Sub-Advisor Nominee and such vacancy results in the number of Sub-Advisor Nominees then serving on the Board of Directors being less than the number that the Sub-Advisor is then entitled to designate for nomination to the Board of Directors, the Sub-Advisor shall be entitled to designate for nomination a Sub-Advisor Nominee to fill such a vacancy subject to approval by the Board of Directors. If a vacancy on the Board of Directors arises as a result of the death, disability or retirement, resignation or removal of an Independent Director and such vacancy results in the number of Independent Directors then serving on the Board of Directors being less than the number that the Advisor and the Sub-Advisor are then entitled to jointly designate for nomination to the Board of Directors, the Advisor and the Sub-Advisor shall consult with each other and agree upon an individual to be designated for nomination to serve as an Independent Director to fill such a vacancy, subject to approval by the Board of Directors or the Independent Directors, as required by the Charter.

7.2 Company Officers. Officers of the Company shall be jointly agreed upon by the Advisor and the Sub-Advisor, subject to the approval of the Board of Directors. The Advisor and the Sub-Advisor shall consult with each other and jointly agree upon any officers to be recommended to the Board of Directors, and the Advisor agrees to recommend such officers to the Board of Directors for approval. If an officer jointly recommended by the Advisor and the Sub-Advisor to serve as an officer is not appointed to hold the designated office by the Board of Directors or following appointment by the Board of Directors is no longer retained as such officer of the Company as a result of death, disability, retirement, resignation or removal, the Advisor and the Sub-Advisor shall consult with each other and jointly recommend a replacement for such officer subject to approval by the Board of Directors. The Parties acknowledge that the following initial slate of officers of the Company has been previously submitted to and approved by the Board of Directors:

Name	Title
Mitchell Sabshon	Chief Executive Officer

Donald MacKinnon	President

Catherine L. Lynch	Chief Financial Officer and Treasurer

Andrew Winer	Chief Investment Officer

Roderick S. Curtis	Vice President and Secretary

7.3 Other Voting of Shares. The Advisor and the Sub-Advisor each agrees that, with respect to any Shares now or hereinafter owned by it, neither will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor; (ii) the removal of the Sub-Advisor or any Affiliate of the Sub-Advisor; (iii) any transaction between the Company and the Advisor or any of its Affiliates; or (iv) any transaction between the Company and the Sub-Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is no longer serving as such.

Article 8

Relationship of Sub-Advisor and Advisor and their Affiliates;

Other Activities of the Advisor and the Sub-Advisor

8.1 Relationship. The Advisor and the Sub-Advisor are not partners or joint venturers with each other, and nothing in this Amended Agreement shall be construed to make them such partners or joint venturers. Except as set forth in Section 8.5, nothing herein contained shall prevent the Advisor or Sub-Advisor from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or the Sub-Advisor, respectively, or any of their Affiliates. This Amended Agreement shall not limit or restrict the right of any manager, director, officer, member, partner, employee or equityholder of the Advisor or the Sub-Advisor, or their Affiliates, to engage in or earn fees from any other business or to render services of any kind to any other Person. The Sub-Advisor may, with respect to any Investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or other similar co-investment arrangements, the Advisor or the Sub-Advisor may be engaged to provide advice and service to such Persons, in which case, the Advisor or the Sub-Advisor, as applicable, will earn fees for rendering such advice and service. Each of the Advisor and the Sub-Advisor shall promptly disclose to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between its obligations to the Company and its obligations to or its interest in any other Persons.

8.2 Time Commitment. The Sub-Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote such time as shall be reasonably necessary to perform its duties under this Amended Agreement in an appropriate manner consistent with the terms of this Amended Agreement. Each Party acknowledges that the other Party and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

8.3 Advisor and Sub-Advisor Meetings. Representatives of the Parties shall meet on a quarterly basis, or, if reasonably requested, more frequently (in person or by phone), to discuss and consult with one another regarding the Company and its assets and opportunities. Additionally, the Advisor and the Sub-Advisor shall promptly cause their respective principals to meet (in person or by phone) with representatives of each other upon the reasonable request of either Party. The Parties will provide each other information regarding the operations and acquisitions of the Company as reasonably requested by the other. The Advisor shall provide or cause the Dealer Manager to meet with the Sub-Advisor in person and telephonically and to provide to the Sub-Advisor the reports and other information set forth on Appendix B within the time periods set forth therein and such other information as is reasonably requested by the Sub-Advisor. Each of the Advisor and the Sub-Advisor shall have direct access to the books and records of the Company and of each attorney, accountant, servicer and other contracting party of the Company.

8.4 Investment Opportunities and Allocation. The Sub-Advisor shall use commercially reasonable efforts to present investment opportunities to the Company that are consistent with the investment policies and objectives of the Company set forth in the Memorandum and the Prospectus and the Investment Guidelines. In the event the Sub-Advisor or any of its Affiliates is seeking investments within the definition of Primary Target Investments for any other Person, the Sub-Advisor shall present to the Advisor and the Board of Directors an allocation policy that fairly allocates investment opportunities to the Company, on the one hand, and to such other Persons, on the other hand, and the Sub-Advisor shall use its best efforts to apply such allocation method fairly to the Company. The allocation policy and any amendments thereto shall be presented in advance and approved by the Advisor and the Board of Directors, including a majority of the Independent Directors. The Sub-Advisor shall report to the Board of Directors, at least quarterly, of the allocation of investments to the Company and other Persons advised or sub-advised by the Sub-Advisor or its Affiliates or for which the Sub-Advisor or any of its Affiliates is seeking investments that are consistent with the Primary Target Investments (the “Quarterly Co-Investment Transaction Report”). The Sub-Advisor shall promptly report to the Advisor and the Board of Directors the existence of any condition or circumstance, existing or anticipated of which it has knowledge, which creates or could create a conflict of interest between the Sub-Advisor’s obligations to the Company and the Operating Partnership and its obligations to or its interest in any other Person.

8.5 Mutual Non-Compete. Neither the Sub-Advisor nor any of its Affiliates may provide, or prepare to provide, or assist any other Person to provide, investment management services, and neither the Advisor nor any of its Affiliates (including the Dealer Manager) may provide, or prepare to provide, or assist any other Person to provide, any services (including distribution and marketing services), substantially similar to those contemplated by the Amended Advisory Agreement or the Dealer Manager Agreement, in each case to any entity that (a) would have an investment strategy primarily focused on Primary Target Investments and (b) was capitalized or intended to be capitalized substantially with capital sourced, directly or indirectly, from individual investors through the Channels. For the avoidance of doubt, this provision does not restrict the Advisor or the Sub-Advisor or any of their respective Affiliates (i) with respect to any entity having an investment strategy not primarily focused on investment in Primary Target Investments, irrespective of whether such entity was capitalized or is intended to be capitalized substantially with capital sourced, directly or indirectly, from individual investors through the Channels, including but not limited to entities sponsored by Inland Private Capital Corporation, or (ii) with respect to any assets managed or to be managed on behalf of investors sourced, directly or indirectly, outside of the Channels.

8.6 Offering Documents. The Sub-Advisor will abide by the Memorandum and the Prospectus with respect to the Company’s investment objectives, targeted assets, investment restrictions and borrowing policies set forth in the Memorandum and the Prospectus, except to the extent otherwise expressly directed by the Board of Directors.

8.7 Exclusivity. The Advisor and the Sub-Advisor acknowledge and agree that the Sub -Advisor shall be the sole and exclusive source of Investments for the Company for so long as the Sub-Advisor shall serve in its capacity as sub -advisor under this Amended Agreement; provided that, notwithstanding the foregoing, the Advisor may identify potential opportunities for Investments and present any such Investments to the Sub-Advisor.

Article 9

Use of Names in Marketing Materials

9.1 Sub-Advisor Use of Advisor Names in Marketing Materials. The Advisor and its Affiliates have or may have a proprietary interest in the names “Inland InPoint Advisor, LLC” and “Inland” (together, the “Inland Names”). The Sub-Advisor shall not use the Inland Names or any tradename, trademark, trade device, service mark, symbol or any abbreviation thereof of the Advisor or any of its Affiliates, except for any such use in its marketing materials that is approved by the Advisor in writing prior to such use. The Advisor reserves the right to revoke such written approval at any time upon written notice. In addition, any previously approved use shall be deemed revoked upon the Termination Date, at which time the Sub-Advisor will immediately cease such use in its marketing materials.

9.2 Advisor Use of Sub-Advisor Names in Marketing Materials. The Sub-Advisor and its Affiliates have or may have a proprietary interest in the names “Sound Point Capital Management,” “SPCRE InPoint Advisors, LLC” and “Sound Point” (together, the “Sound Point Names”). The Advisor shall not use the Sound Point Names or any tradename, trademark, trade device, service mark, symbol or any abbreviation thereof of the Sub-Advisor or any of its Affiliates, except for any such use in its marketing materials that is approved by the Sub-Advisor in writing prior to such use. The Sub-Advisor reserves the right to revoke such written approval at any time upon written notice. In addition, any previously approved use shall be deemed revoked upon the Termination Date, at which time the Advisor will immediately cease such use in its marketing materials.

Article 10

Other Agreements

10.1 Amendments to Amended Advisory Agreement. The Advisor agrees to inform and make the Sub-Advisor a participant in all negotiations between the Advisor and the Company regarding any proposed amendment of the Amended Advisory Agreement.

10.2 Initial Capital Contributions. Each of the Advisor and the Sub-Advisor has purchased $1.0 million and $3.0 million, respectively, in Class P Shares at a price of $25.00 per share in the Private Placement. The Advisor and Sub-Advisor agree that, for so long as such Party or its Affiliate serves as the advisor or the sub-advisor to the Company, respectively, its investment in the Class P Shares will be subject to the following: (a) such Class P Shares will not be eligible for repurchase until the fifth anniversary of the purchase date and (b) repurchase requests made for such Class P Shares will only be accepted (i) on the last business day of a calendar quarter, (ii) after all repurchase requests from all other stockholders for such quarter have been accepted and (iii) to the extent that such repurchases do not cause total repurchases to exceed that quarter’s repurchase cap.

10.3 Sub-Advisor Personnel. The compensation and other expenses of all personnel of the Sub-Advisor, when and to the extent engaged in providing services and assistance hereunder, shall be provided and paid for by the Sub-Advisor.

10.4 Cyber-Security and Business Continuity. The Sub-Advisor shall maintain (i) business continuity and disaster recovery and backup capabilities and (ii) policies and procedures reasonably designed to detect, prevent and respond to cyber-attacks. The Sub-Advisor shall promptly notify the Advisor of any cyber-security breach which could reasonably be expected to affect the Company or the ability of the Sub-Advisor to perform its duties and other obligations under this Amended Agreement.

10.5 Confidentiality. Each Party (the “Receiving Party”) acknowledges and agrees that it will have access to confidential and proprietary information and materials concerning or pertaining to the Company and the other Party. The Receiving Party, on behalf of itself and its Affiliates shall, and shall cause its and its Affiliates’ partners, managers, officers, employees, representatives and agents, to hold such information in the strictest confidence and to not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Amended Agreement (or in the case of the Advisor, the Amended Advisory Agreement) in furtherance of its duties and obligations hereunder (and thereunder), any information obtained from or through the Company or the disclosing Party; provided that this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Amended Agreement, (ii) which has come to the Receiving Party from a lawful source not bound to maintain the confidentiality of such information, or (iii) disclosures which are required by law, regulatory authority, regulation or legal process so long as the Receiving Party provides prompt written notice in advance of such disclosures (to the extent permitted by applicable law and practical under the circumstances) in order to allow the Company or the disclosing Party, as the case may be, the opportunity to seek (at the such party’s expense) a protective order or other appropriate remedy (and if such protective order or similar remedy is obtained no such disclosure shall be made to the extent no longer required as a result of such protective order or similar remedy).

Article 11

Representations, Warranties, and Agreements

11.1 Mutual Representations and Warranties. The Advisor and the Sub-Advisor each hereby represents and warrants to, and agrees with, the other as follows:

(A) Such Party is duly formed and validly existing under the laws of the jurisdiction of its organization;

(B) Such Party has full power and authority to enter into this Amended Agreement and to conduct its business to the extent contemplated in this Amended Agreement;

(C) This Amended Agreement has been duly authorized, executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes the valid and legally binding agreement of such Party, enforceable in accordance with its terms against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles.

(D) The execution and delivery of this Amended Agreement by such Party and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Party is a party or by which it is bound or to which its assets are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Party is subject;

(E) Such Party is not aware of any facts pertaining to such Party or its Affiliates that would cause such Party, or any of such Party’s Affiliates, to be unable to discharge timely the obligations of such Party or its Affiliates under this Amended Agreement or the obligations of the Company under any agreement to which any of them is a party;

(F) To the knowledge of such Party, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Amended Agreement by such Party and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such Party is bound;

(G) The Party is not acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of another Person in connection with the Company or the other matters referred to in this Amended Agreement. Such Party is aware that the other Party and/or Affiliates of such other Party now and in the future shall be, and in the past have been, engaged in businesses which are competitive with that of the Company. Each of the Parties hereby acknowledges and agrees that the Parties’ obligations with respect to all future activities which are in competition with the Company are as set forth in Article 8 hereof;

(H) No Party is required to cause the controlling persons of such Party to devote any specific portion of their time to Company business other than as necessary to fulfill such Parties’ obligations under this Amended Agreement and the Amended Advisory Agreement, as the case may be, and such controlling persons are expected to spend substantial amounts of their time on activities that are unrelated to the Company;

(I) Such Party understands that the other Party is relying on the accuracy of the representations set forth in this Article 11 in entering into this Amended Agreement;

(J) Such Party has not granted to any third party rights that would be inconsistent with the rights granted to the other Party by this Amended Agreement;

(K) Such Party has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Amended Agreement and the Amended Advisory Agreement; and

(L) None of its principals has been convicted of any felony, or convicted of any misdemeanor involving moral turpitude (including fraud), or entered a plea of nolo contendere in connection with any felony or any such misdemeanor.

11.2 Modification and Waiver. The Advisor covenants and agrees with the Sub -Advisor that without the prior written consent of the Sub-Advisor, the Advisor and its Affiliates shall not:

(A) agree to any amendment to, modification of, or waiver of their rights or obligations under the Amended Advisory Agreement which modifies the fees and reimbursements payable pursuant to the Amended Advisory Agreement or this Amended Agreement, reduces the indemnification of the Sub-Advisor and its Affiliates by the Company, modifies the definitions of capitalized terms contained in the Amended Advisory Agreement which are used to define capitalized terms in this Amended Agreement, or otherwise modifies the Amended Advisory Agreement in a manner that is reasonably likely to materially adversely impact the rights or obligations of the Sub-Advisor pursuant to this Amended Agreement; provided, that, with respect to this Section 11.2, the Sub-Advisor and its Affiliates shall agree to any amendment to the Amended Advisory Agreement or this Amended Agreement necessary to comply with the comments of any of the Securities and Exchange Commission, state securities commissions or the Financial Industry Regulatory Authority; or

(B) recommend or agree to nonpayment of or a deferral, waiver or other delay in the payment of the fees, reimbursements or any other compensation payable pursuant to the Amended Advisory Agreement or this Amended Agreement; or

(C) elect to receive any fees payable under the Amended Advisory Agreement in Shares.

Article 12

Term and Termination of the Amended Agreement

12.1 Term. The initial term of this Amended Agreement shall begin on the Effective Date and end on December 31, 2019 and, thereafter, shall be automatically renewed and continue in force for an unlimited number of successive one-year terms upon renewal of the Amended Advisory Agreement, unless terminated pursuant to Section 12.2.

12.2 Termination. The Parties may terminate this Amended Agreement as provided in this Section 12.2. The date upon which this Amended Agreement is terminated is referred to herein as the “Termination Date”).

(A) Termination without Cause or without Sub-Advisor’s Good Reason. This Amended Agreement may be terminated without Cause or without Sub-Advisor’s Good Reason (as defined below), as applicable:

(1)	by the Advisor upon ninety (90) days’ prior written notice by the Advisor to the Sub-Advisor with approval of a majority of the Independent Directors; or

(2)	by the Sub-Advisor upon ninety (90) days’ prior written notice by the Sub-Advisor to the Advisor.

(B) Termination by the Advisor for Cause. This Amended Agreement may be terminated upon written notice by the Advisor, with approval of a majority of the Independent Directors, for Cause.

(C) Termination by the Sub-Advisor for Sub-Advisor’s Good Reason. This Amended Agreement may be terminated upon written notice by the Sub-Advisor upon the occurrence of any of the following, which for the purposes of this Section 12.2(C), shall constitute “Sub-Advisor’s Good Reason”:

(1)

the material breach of this Amended Agreement by the Advisor; provided, however, that the Advisor shall have thirty (30) calendar days after the receipt of notice of such breach (or at such later time as may be stated in the notice) from the Sub-Advisor to cure such breach;

(2)

any fraud, criminal conduct or willful misconduct by the Advisor or any Affiliate thereof in any action or failure to act undertaken by such Person pertaining to or having a materially detrimental effect upon the ability of the Advisor or the Sub-Advisor to perform their respective duties hereunder;

(3)

if the Advisor (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consents to the entry of an order for relief in an involuntary case under any such law, (c) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Advisor or for any substantial part of its property, or (d) makes any general assignment for the benefit of creditors under applicable state law;

(4)

if: (a) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the Advisor, and such case has not been dismissed within sixty (60) days after the commencement thereof; or (b) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the Advisor or has taken possession of the Advisor or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within sixty (60) days after the occurrence thereof;

(5)

if during the period starting on the Effective Date and ending on the date when the Board of Directors terminates an Offering and no additional Offerings are on-going or contemplated in the future, the Dealer Manager and its controlled subsidiaries: (a) fail to use their commercially reasonable efforts to market and distribute the Shares, or (b) fail to employ 12 or more external wholesalers on a full-time basis during any period of 90 consecutive calendar days; provided, however, that such 90-day period shall be extended for one additional 30-day period to the extent the Dealer Manager is making good faith efforts to cure such failure by attempting to hire additional external wholesalers;

(6)	Intentionally Omitted;

(7)	if during the period from October 25, 2018 to October 25, 2020, the Dealer Manager and any Affiliate of Inland are actively marketing the securities of more than six Selected Funds;

(8)

if the board of directors of any Inland-sponsored Selected Fund terminates such Selected Fund’s advisory agreement (or agreement with a similar function), or does not renew it, other than in connection with an internalization or liquidity event, and such termination or non-renewal is followed by cancellation, or suspension for more than 90 consecutive days, of the selling agreements between three or more soliciting dealers and the Dealer Manager, representing in the aggregate the lesser of (i) 7,500 financial advisors or (ii) 25% of the aggregate number of financial advisors selling the Company’s shares, so long as such cancellation or suspension is not due substantially to the Sub-Advisor’s acts or performance. For purposes of this subsection 12.2(C)(8), Affiliated soliciting dealers shall be counted collectively as one soliciting dealer; or

(9)

if a broker-dealer participating in the distribution of the Company’s securities terminates its selling agreement with the Dealer Manager and executes a selling agreement with a different Inland-sponsored program within 90 days of such termination, so long as such termination is not substantially due to the Sub-Advisor’s acts or performance.

(D) Termination of Amended Advisory Agreement. This Amended Agreement shall automatically terminate in the event of the termination or non-renewal of the Amended Advisory Agreement.

12.3 Survival Upon Termination. Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Amended Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination. The provisions of Sections 7.3 and 10.5 and Articles 9, 11, 12, 13, 14, 15 and 16 (and to the extent applicable in connection therewith, the definitions in Article 1) shall survive termination of this Amended Agreement.

12.4 Payments on Termination; Survival of Certain Rights and Obligations; Additional Obligations Upon Termination.

(A) After the Termination Date, the Sub-Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Advisor within thirty (30) days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Sub-Advisor prior to termination of this agreement, subject to the 2%/25% Guidelines to the extent applicable, subject to receiving a demand for payment and an accounting from the Sub-Advisor.

(B) The Sub-Advisor shall promptly upon termination:

(1)

pay over to the Advisor or the Company as the case may be, all money collected and held for the account of such party pursuant to the Amended Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)

deliver to the Advisor, or if the Advisor has been terminated, to the Board of Directors, a full accounting including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Advisor;

(3)

deliver to the Advisor, or if the Advisor has been terminated, to the Board of Directors, all assets (including without limitation all Investments) and documents of the Company then in the custody of the Sub-Advisor; and

(4)	cooperate with the Advisor and the Company to provide an orderly transition of advisory functions, including, if requested by the Advisor, identification of potential replacement sub-advisors.

(C) If this Amended Agreement is terminated pursuant to Section 12.2(A)(1), the Advisor agrees that it shall terminate the Amended Advisory Agreement and not provide any additional services to the Company, any Affiliate of the Company or any successor thereto for a period of two years; provided the Advisor may provide transition services as required by the Amended Advisory Agreement.

(D) Except in the case of a termination or non-renewal of the Amended Advisory Agreement and there has occurred an Advisor Cause Event, if the Amended Advisory Agreement is terminated by Company upon the determination of a majority of the Independent Directors or not renewed, the Sub-Advisor acknowledges that this Amended Agreement shall terminate and agrees that the Sub-Advisor shall not provide any additional services to the Company, any Affiliate of the Company or any successor thereto for a period of two years; provided the Sub-Advisor may provide transition services as required by this Amended Agreement.

12.5 Non-Competition. Other than in the event that (i) the Advisor terminates the Amended Agreement as provided in Section 12.2(A)(1), (ii) the Advisor terminates the Amended Agreement as provided in Section 12.2(B) on the basis of clause (ii)(D) in the definition of Cause in Article 1, (iii) the Sub-Advisor terminates the Amended Agreement with Sub-Advisor’s Good Reason as provided in Section 12.2(C) or (iv) the Amended Agreement is automatically terminated as provided in Section 12.2(D), the Sub-Advisor, for a period of one year from the Termination Date, shall not provide investment management services substantially similar to those contemplated by the Amended Advisory Agreement, in each case to any entity that (i) would have an investment strategy primarily focused on investment in Primary Target Investments and (ii) was capitalized or intended to be capitalized substantially with capital sourced, directly or indirectly, from individual investors through the Channels. For the avoidance of doubt, this provision does not restrict Sub-Advisor (1) with respect to any entity having an investment strategy not primarily focused on investment in Primary Target Investments, irrespective of whether such entity was capitalized or is intended to be capitalized substantially with capital sourced, directly or indirectly, from individual investors through the Channels, or (2) with respect to any assets managed or to be managed on behalf of investors outside of the Channels. The Sub-Advisor acknowledges and agrees that the restrictions contained in this Section 12.5 are reasonable and necessary to protect the legitimate interests of the Advisor and the Company and constitute a material inducement of the Advisor to enter into this Amended Agreement. If the Sub-Advisor breaches, or threatens to commit a breach of, this Section 12.5, the Advisor shall have the right, in addition to, and not in lieu of, any other rights and remedies available to it, to have this provision specifically enforced by any court having competent jurisdiction (without any requirement to post a bond), it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury.

Article 13

Assignment

This Amended Agreement shall not be assigned by the Advisor or the Sub-Advisor without the consent of the other Party. Notwithstanding the foregoing, this Amended Agreement may be assigned by the Advisor or the Sub-Advisor, as applicable, to an Affiliate with the consent of the other Party, such consent not to be unreasonably withheld or delayed, provided that such Affiliate remains at all times thereafter an Affiliate of the Advisor or the Sub-Advisor, as applicable.

Article 14

Indemnification

The Sub-Advisor and Advisor, as applicable, shall indemnify and hold harmless, in the case of the Sub-Advisor, the Advisor, and in the case of the Advisor, the Sub-Advisor, including each of their respective Affiliates, officers, directors, equity holders, partners, members and employees, from contract or other liability, claims, damages, taxes or losses and related expenses including reasonable attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Sub-Advisor’s or the Advisor’s, as applicable, bad faith, fraud, misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties. Except as expressly provided in this Article 14, the Advisor shall have no other obligation to indemnify the Sub-Advisor, and the Sub-Advisor shall not look to the Advisor to enforce any right to indemnification that the Sub-Advisor may have against the Company pursuant to any other agreement.

Article 15

Non-Solicitation

During the period commencing on the Effective Date and ending one year following the Termination Date, the Advisor and its respective Affiliates shall not, without the Sub-Advisor’s prior written consent, and the Sub-Advisor and its Affiliates shall not, without the Advisor’s prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of the Advisor, the Sub-Advisor, or their respective Affiliates, as the case may be; or (ii) hire, on behalf of the Advisor or the Sub-Advisor, as the case may be, or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the Advisor, the Sub-Advisor or their respective Affiliates, as the case may be. During the period commencing on the date hereof through and ending one year following the Termination Date, neither the Advisor nor the Sub-Advisor will, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor, the Sub-Advisor or their respective Affiliates, as the case may be, with, or endeavor to entice away from any such party or its Affiliates, any person who during the term of the Amended Agreement is, or during the preceding one-year period, was a tenant, co-investor, codeveloper, joint venturer or other customer of any such party or its Affiliates. Each of the Advisor and the Sub-Advisor acknowledges and agrees that the restrictions contained in this Article 15 are reasonable and necessary to protect their respective legitimate interests and constitute a material inducement of each to enter into this Amended Agreement. If either Party breaches, or threatens to commit a breach of, this Article 15, the other Party shall have the right, in addition to, and not in lieu of, any other rights and remedies available to such other Party, to have such provision specifically enforced by any court having competent jurisdiction (without any requirement to post a bond), it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury.

Article 16

Miscellaneous

16.1 Notices. All notices, requests or demands to be given under this Amended Agreement from one Party to the other (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other Party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending Party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending Party’s local time) on a Business Day, otherwise delivery by transmission shall be deemed to occur on the next succeeding Business Day. If any Party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any Person in the employ of such Party, shall be deemed actual receipt by the Party of Notices. Notices may be issued by an attorney for a Party and in such case such Notices shall be deemed given by such Party. The Parties’ addresses are as follows:

If to the Advisor:

Inland InPoint Advisor, LLC

2901 Butterfield Road

Oak Brook, IL 60523

Facsimile: (630) 218-4900

Attention: Cathleen Hrtanek

If to the Sub-Advisor:

SPCRE InPoint Advisors, LLC

375 Park Avenue, 33rd Floor

New York, NY 10152

Attention: Marc Tolchin

Either Party may at any time give Notice in writing to the other Party of a change in its address for the purposes of this Section 16.1. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

16.2 Modification. This Amended Agreement shall not be amended, supplemented, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both Parties hereto, or their respective successors or permitted assigns.

16.3 Severability. The provisions of this Amended Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4 Construction. The provisions of this Amended Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

16.5 Entire Agreement. This Amended Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

16.6 Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Amended Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

16.7 Third Party Beneficiary. Except for those Persons entitled to indemnification under Article 14, who shall be third-party beneficiaries of this Amended Agreement, no other Person is a third party beneficiary of this Amended Agreement.

16.8 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.9 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Amended Agreement are for convenience only, and they neither form a part of this Amended Agreement nor are they to be used in the construction or interpretation hereof.

16.10 Counterparts. This Amended Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amended Agreement shall become binding when one or more counterpart signature pages or counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

16.11 Fiduciary Relationship to the Company and to the Company’s Stockholders. The Sub-Advisor, on behalf of itself and its Affiliates, acknowledges that the Sub-Advisor has a fiduciary relationship to the Company and its Stockholders and the Operating Partnership and its partners.

[The remainder of this page is intentionally left blank - Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amended and Restated Sub-Advisory Agreement as of the date and year first above written.

Inland InPoint Advisor, LLC

By:
Name:	Mitchell A. Sabshon
Title:	Chief Executive Officer

SPCRE InPoint Advisors, LLC

By:
Name:	Donald MacKinnon
Title:	Portfolio Manager

[Signature Page to Sub-Advisory Agreement]

Appendix A

AMENDED ADVISORY AGREEMENT

A-1

Appendix B

ADVISOR ACTIONS

The Advisor shall provide or cause the Dealer Manager to provide to the Sub-Advisor the following:

•

Bi-weekly meeting or call with the Dealer Manager’s head of national accounts (this can be moved to monthly once the Company has raised at least $500 million in Offering proceeds). Topics to be discussed include the following:

•	progress with selling agreements

•	feedback from target broker-dealers

•	momentum with non-traditional non-listed REIT buyers (i.e. wire house, regional firms)

•	travel requests for Sub-Advisor’s portfolio manager and/or senior management

•	Monthly report showing monthly meeting count from the external sales force where the Company is discussed

•	Monthly report showing monthly call count from the internal sale desk where the Company is discussed

•

Monthly conference calls with the broad sales organization (national accounts and internal/external) where the Sub-Advisor’s portfolio managers discuss market conditions and portfolio updates (this can moved to quarterly once the Company has raised at least $500 million in Offering proceeds)

•	Quarterly conference calls with each individual external sales person. Topics to be discussed including the following:

•	travel schedules with the Sub-Advisor’s portfolio manager and new business personnel

•	where the Sub-Advisor can be more helpful/proactive with sales efforts

•	feedback from advisors/brokers regarding the Company, its fee structure, and other features of the Offering

•	Quarterly visits by the Sub-Advisor to the Advisor’s offices to meet with sales management and shadow/present to internal sales

B-1

Appendix C

*

Three pages (C-1 – C-3) of this document have been redacted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, and Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

C-1

Appendix D

*

Three pages (D-1 – D-3) of this document have been redacted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, and Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

D-1